Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Insight Enterprises, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-272062, 333-238543 and 333-176021) on Form S-8 of our reports dated February 14, 2025, with respect to the consolidated financial statements of Insight Enterprises, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Phoenix, Arizona
February 14, 2025